UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

August 29, 2026

Date of Report (Date of earliest event reported)

AptarGroup, Inc.

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	1-11846 (Commission File Number)	36-3853103 (IRS Employer Identification No.)

265 Exchange Drive, Suite 301, Crystal Lake, Illinois 60014

(Address of principal executive offices)

Registrant’s telephone number, including area code: 815- 477-0424

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $.01 par value	ATR	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company   ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On August 29, 2026, the Board of Directors (the “Board”) of AptarGroup, Inc. (the “Company”) increased the size of the Board from ten (10) to eleven (11) directors and appointed Gael Touya as a director, effective as of September 1, 2026. Mr. Touya will serve as a director for a term expiring at the Company’s 2028 annual meeting of stockholders and until his successor is duly elected and qualified. Mr. Touya is not expected to be appointed to any committee of the Board.

As previously disclosed in the Company’s Current Report on Form 8-K filed on March 17, 2026, Mr. Touya, who previously served as President of the Company’s Aptar Pharma segment, became President and Chief Executive Officer of the Company effective September 1, 2026, succeeding Stephan B. Tanda, who retired from that position on such date. Other than in connection with such chief executive officer succession, there are no arrangements or understandings between Mr. Touya and any other persons pursuant to which Mr. Touya was appointed as a director of the Company. There are no family relationships between Mr. Touya and any director or executive officer of the Company, and Mr. Touya has no direct or indirect interest in any transaction, or proposed transaction, required to be disclosed pursuant to Item 404(a) of Regulation S-K.

As an employee of the Company, Mr. Touya does not receive any additional compensation for his service as a director. The compensation arrangements relating to Mr. Touya’s service as President and Chief Executive Officer were previously disclosed in the Company’s Current Report on Form 8-K filed on March 17, 2026.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AptarGroup, Inc.

Date: September 1, 2026	By:	/s/ Irene Hudson
Irene Hudson
Executive Vice President, Chief Legal Officer and Secretary